Exhibit 10.9

Execution Version KINRO, INC. LIPPERT COMPONENTS, INC. Guaranteed By: DREW INDUSTRIES INCORPORATED NOTE PURCHASE AND PRIVATE SHELF AGREEMENT FEBRUARY 11, 2005 $60,000,000 PRIVATE SHELF FACILITY

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Schedules and Exhibits

Information Schedule

Schedule 3A(1)	—	Initial Subsidiary Guarantors and Pledgors
Schedule 6A	—	Transactions with Affiliates
Schedule 6C	—	Existing Liens
Schedule 6D	—	Existing Indebtedness
Schedule 6F	—	Subsidiary Indebtedness
Schedule 8B	—	Material Changes
Schedule 8C	—	Litigation
Schedule 8G	—	Debt Agreements Which Restrict the Incurrence of Indebtedness

Exhibit A	—	Form of Shelf Note

Exhibit B	—	Form of Request for Purchase

Exhibit C	—	Form of Confirmation of Acceptance

Exhibit D-1	—	Form of Parent Guaranty
Exhibit D-2	—	Form of Subsidiary Guaranty

Exhibit E	—	Form of Intercreditor Agreement

Exhibit F	—	Form of Subordination Agreement

Exhibit G	—	Form of Pledge Agreement

Exhibit H-1	—	Form of Closing Opinion for Counsel to Credit Parties
Exhibit H-2	—	Form of Closing Opinion for Special Ohio Counsel to Kinro
Exhibit H-3	—	Form of Shelf Opinion for Counsel to Credit Parties
Exhibit H-4	—	Form of Shelf Opinion for Special Ohio Counsel to Kinro

Exhibit I	—	Form of Officer’s Certificate

Exhibit J	—	Form of Secretary’s Certificate for the Credit Parties

Exhibit K	—	Form of Trust Agreement
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KINRO, INC.
LIPPERT COMPONENTS, INC.
200 Mamaroneck Avenue
White Plains, New York 10601

Guaranteed By:
DREW INDUSTRIES INCORPORATED

As of February 11, 2005

Prudential Investment Management, Inc.
(herein called “Prudential”)

Each Prudential Affiliate (as hereinafter defined)
which becomes bound by certain provisions of
this Agreement as hereinafter provided (the “Purchasers”)

c/o Prudential Capital Group
1114 Avenue of the Americas, 30th Floor
New York, NY 10036

Ladies and Gentlemen:

                                KINRO, INC., an Ohio corporation (“Kinro”), LIPPERT COMPONENTS, INC., a Delaware corporation (“Lippert Components”, and together with Kinro, collectively, the “Co-Issuers”), and DREW INDUSTRIES INCORPORATED, a Delaware corporation (the “Parent”, and, together with the Co-Issuers, the “Obligors”), each hereby agrees with you as follows:

                1.              AUTHORIZATION OF ISSUE OF SHELF NOTES.

                  Each of the Co-Issuers will, jointly and severally with each other Co-Issuer, authorize the issue of its senior promissory notes (the “Shelf Notes”) in the aggregate principal amount of up to $60,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 7 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 7 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2E, and to be substantially in the form of Exhibit A attached hereto. The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. Shelf Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Shelf Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Shelf Note issued in exchange for another Shelf Note, shall be deemed for these purposes the date on which such Shelf Note’s ultimate predecessor Shelf Note was issued), are herein called a “Series” of Shelf Notes.

                2.              PURCHASE AND SALE OF SHELF NOTES.

                                2A.          Facility.  Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes by Prudential Affiliates pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, (i) $60,000,000, minus (ii) the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus (iii) the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

                                2B.          Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Co-Issuers, or the Co-Issuers shall have given to Prudential, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

                                2C.          Request for Purchase.  The Co-Issuers may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by facsimile or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities (which shall be no more than 7 years from the date of issuance), principal prepayment dates and amounts (which shall result in an average life of no

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more than 7 years) and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby (provided, however, that no more than $20,000,000 in aggregate principal amount of Shelf Notes outstanding from time to time may be due in any calendar year), (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 30 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase, subject to such changes and exceptions thereto, if any, as may be indicated in the Request for Purchase and are reasonably acceptable to Prudential, (vii) certify that there exists on the date of such Request for Purchase no Event of Default or Default, (viii) specify the Designated Spread for such Shelf Notes and (ix) be substantially in the form of Exhibit B attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

                                2D.          Rate Quotes.  Not later than five Business Days after the Co-Issuers shall have given Prudential a Request for Purchase pursuant to paragraph 2C, Prudential may, but shall be under no obligation to, provide to the Co-Issuers by telephone or facsimile, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, Designated Spreads and interest payment periods of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes, until such balance shall have become due and payable, at which Prudential or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

                                2E.          Acceptance.  Within 30 minutes after Prudential shall have provided any interest rate quotes pursuant to paragraph 2D or such shorter period as Prudential may specify to the Co-Issuers (such period herein called the “Acceptance Window”), the Co-Issuers may, subject to paragraph 2F, elect to accept such interest rate quotes as to not less than $5,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of each of the Co-Issuers notifying Prudential by telephone or facsimile within the Acceptance Window that each of the Co-Issuers elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates. The day the Co-Issuers notify Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraphs 2B and 2F and the other terms and conditions hereof, the Co-Issuers agree jointly and severally to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Accepted Notes. As soon as practicable following the Acceptance Day, the Co-Issuers and each Prudential Affiliate which is to purchase any such Accepted Notes will execute

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a confirmation of such Acceptance substantially in the form of Exhibit C attached hereto (herein called a “Confirmation of Acceptance”). If the Co-Issuers should fail to execute and return to Prudential within three Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential or any Prudential Affiliate may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Co-Issuers in writing.

                                2F.           Market Disruption.  Notwithstanding the provisions of paragraph 2E, if Prudential shall have provided interest rate quotes pursuant to paragraph 2D and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2E the domestic market for U.S. Treasury securities or other financial instruments shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or other financial instruments, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Co-Issuers thereafter notify Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Co-Issuers that the provisions of this paragraph 2F are applicable with respect to such Acceptance.

                                2G.          Facility Closings.  Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Co-Issuers will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of the Prudential Capital Group, 1114 Avenue of the Americas, 30th Floor, New York, NY 10036 (or such other address as Prudential may specify in writing), the Accepted Notes to be purchased by such Purchaser in the form of one or more Shelf Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on such Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Co-Issuers’ account specified in the Request for Purchase of such Shelf Notes. If the Co-Issuers fail to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2G, or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Co-Issuers shall, prior to 1:00 P.M. New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Co-Issuers reasonably believe that they will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Co-Issuers will pay the Delayed Delivery Fee in accordance with paragraph 2H(2) or (ii) such closing is to be canceled and that the Co-Issuers will pay the Cancellation Fee as provided in paragraph 2H(3). In the event that the Co-Issuers shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such

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scheduled Closing Day, notify the Co-Issuers in writing that such closing is to be canceled and the Co-Issuers are obligated to pay the Cancellation Fee as provided in paragraph 2H(3). Notwithstanding anything to the contrary appearing in this Agreement, the Co-Issuers may elect to reschedule a closing with respect to any given Accepted Notes on not more than one (1) occasion, unless Prudential shall have otherwise consented in writing.

                                2H.          Fees.

2H(1) Issuance Fee. The Co-Issuers will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day in an amount equal to 0.10% of the aggregate principal amount of Shelf Notes sold to such Purchaser on such Closing Day.

2H(2) Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Co-Issuers will pay to the Purchaser of such Accepted Note (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on the Business Day following the end of each 90-day period ending thereafter, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2G.

2H(3) Cancellation Fee. If the Co-Issuers at any time notify Prudential in writing that they are canceling the closing of the purchase and sale of any Accepted Note, or if Prudential or any Prudential Affiliate notifies the Co-Issuers in writing under the circumstances set forth in the last sentence of paragraph 2E or the
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penultimate sentence of paragraph 2G that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Co-Issuers will pay the Purchasers in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2H(2). The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data as is then customarily used by Prudential). Each price shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

                3.            CONDITIONS OF CLOSING.

                                3A.          Conditions to Effectiveness. Prudential’s obligation to enter into this Agreement and to make the Facility available to the Co-Issuers is subject to the satisfaction, on or before the Effective Date, of the following conditions:

3A(1) Prudential shall have received the following documents, each duly executed and delivered by the party or parties thereto and in form and substance satisfactory to Prudential:

(i) the Parent Guarantee Agreement, dated as of the date hereof, executed by the Parent in favor of Prudential and the holders from time to time of the Shelf Notes, in the form of Exhibit D-1 hereto (as amended, restated, supplemented or otherwise modified from time to time, the “Parent Guaranty”);

(ii) the Subsidiary Guarantee Agreement, dated as of the date hereof, executed by each of the Subsidiary Guarantors in favor of Prudential and the holders from time to time of the Shelf Notes, in the form of Exhibit D-2 hereto (as amended, restated, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty”);

(iii) the Intercreditor Agreement, dated as of the date hereof, by and among the Bank Lenders, JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Bank Lenders and as Collateral Agent, Prudential, each of the other holders from time to time of the Shelf Notes and the Security

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Trustee, in the form of Exhibit E hereto (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”);

(iv) the Subordination Agreement, dated as of the date hereof, by and among the Credit Parties, Prudential and each of the other holders from time to time of the Shelf Notes, in the form of Exhibit F hereto (as amended, restated, supplemented or otherwise modified from time to time, the “Subordination Agreement”);

(v) the Pledge and Security Agreement, dated as of the date hereof, executed by the Obligors and the Subsidiary Guarantors (other than any Subsidiary Guarantors that are limited liability companies or limited partnerships) in favor of the Security Trustee, as secured party, for the benefit of the holders from time to time of Shelf Notes, in the form of Exhibit G hereto (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”), and the relevant Credit Parties shall have delivered to the Collateral Agent to be held on behalf of the Security Trustee in accordance with the terms of the Pledge Agreement and the Intercreditor Agreement (x) certificates representing the Capital Stock pledged by such Credit Parties thereunder together with related undated stock powers (or other similar instruments) endorsed in blank, (y) Form UCC-1 financing statements in respect of all partnership interests and limited liability company interests in which a Lien is granted thereunder, and (z) instruments of consent, waiver, and recognition in the form of Exhibit B to the Pledge Agreement duly executed by each Credit Party that is (A) a partnership and by each partner therein and (B) a limited liability company and by each member thereof;

(vi) the Collateralized Trust Agreement, dated as of the date hereof, by and between Prudential, each of the holders of the Shelf Notes from time to time and the Security Trustee, in the form of Exhibit K hereto (as amended, supplemented or otherwise modified from time to time, the “Trust Agreement”);

(vii) such other certificates, documents and agreements as Prudential may request (including those referenced in paragraph 3B); and

3A(2) Opinions of Counsel. Prudential shall have received:

(i) from Bingham McCutchen LLP, a favorable opinion satisfactory to Prudential as to such matters incident to the matters herein contemplated as it may reasonably request.

(ii) from (a) Phillips Nizer LLP, special counsel to the Credit Parties and (b) Squire, Sanders & Dempsey LLP, special Ohio counsel to Kinro, favorable opinions satisfactory to Prudential and substantially in the forms of Exhibit H-1 and Exhibit H-2, respectively, attached hereto. The Obligors hereby direct each such counsel to deliver such opinion and understand and agree that
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Prudential and each Purchaser will and is hereby authorized to rely on such opinion.

3A(3) Representations and Warranties; No Default. The representations and warranties contained in this Agreement and each of the other Transaction Documents shall be true on and as of the Effective Date; there shall exist on the Effective Date no Event of Default or Default; and each of the Obligors shall have delivered to such Purchaser an Officer’s Certificate, dated the Effective Date, to both such effects substantially in the form attached hereto as Exhibit I.

3A(4) Constitutive and Authorization Documents. Prudential shall have received from each Credit Party a certificate substantially in the form of Exhibit J attached hereto, certifying as to the incumbency of the Persons executing the Transaction Documents and other documents in connection therewith on behalf of such Credit Party and attaching copies of such Credit Party’s constitutive documents, as in effect on the Effective Date, good standing certificates, and the resolutions authorizing its execution and delivery of the Transaction Documents to which it is a party, and certifying as to such other matters as Prudential may reasonably request.

3A(5) [Intentionally Omitted]

3A(6) Payment of Existing Indebtedness. The Obligors shall have paid in full all amounts outstanding under the Existing Note Agreement and each other document, instrument and agreement relating thereto, and Prudential shall have received documentation or other evidence satisfactory to it that such amounts have been paid and such documents, instruments and agreements have been terminated.

3A(7) Perfection of Liens. Prudential shall have received (a) copies of each certificate representing Capital Stock of the Co-Issuers and their Subsidiaries pledged pursuant to the Pledge Agreement, together with copies of appropriate instruments of transfer thereof, in each case in form and substance satisfactory to Prudential and certified by a senior financial officer of the Parent as being true, correct and complete copies thereof, (b) evidence satisfactory to Prudential that the Security Trustee (or any agent or designee thereof) is in possession of such certificates and instruments of transfer and (c) evidence satisfactory to Prudential of the perfection of its Liens in any uncertificated Capital Stock of the Co-Issuers and their Subsidiaries pledged pursuant to the Pledge Agreement (it being understood that delivery to Prudential of copies of the filed UCC-1 financing statements with the appropriate secretaries’ of state, naming the Security Trustee as secured party for the benefit of the holders from time to time of the Shelf Notes shall constitute satisfactory evidence). The Liens of the Security Trustee on the Capital Stock pledged by the Credit Parties pursuant to the Pledge Agreement shall be valid and enforceable and shall not be subject to any other Liens (other than Liens in favor of the Collateral Agent permitted by clause (viii) of the definition of Permitted Liens).
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3A(8) UCC Searches. Prudential shall have received copies of Requests for Information or Copies (Form UCC-11) or equivalent reports listing all effective financing statements which name the Credit Parties or any of their respective Subsidiaries (under any present name and previous name) as debtor and which are filed in the offices of their respective jurisdictions of organization and any other states as reasonably requested by such Purchaser, together with copies of such financing statements.

3A(9) Payment of Closing Expenses. The Obligors shall have paid at the closing the fees, charges and disbursements of the special counsel to Prudential and the Purchasers as presented by such counsel in a statement on the Effective Date and for which the Obligors are responsible in accordance with paragraph 13B.

3A(10) Proceedings. All proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Prudential, and Prudential shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

                                3B.          Conditions to Closing Each Purchase of Shelf Notes. The obligation of any Purchaser to purchase and pay for any Shelf Notes is subject to the satisfaction, on or before the Closing Day for such Shelf Notes, of the following conditions:

3B(1) Shelf Notes. Such Purchaser shall have received the Shelf Note(s) to be purchased by such Purchaser, dated the applicable Closing Day with respect to such Shelf Notes.

3B(2) Private Placement Number. Such Purchaser shall have received a Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in connection with the Securities Valuation Office of the National Association of Insurance Commissioners) for the Shelf Notes to be purchased by it.

3B(3) Opinions of Counsel. Such Purchaser shall have received from (a) Phillips Nizer LLP, special counsel to the Credit Parties (or such other counsel designated by the Credit Parties and acceptable to the Purchaser(s)) and (b) Squire, Sanders & Dempsey LLP, special Ohio counsel to Kinro (or such other counsel designated by Kinro and acceptable to the Purchaser(s)), favorable opinions satisfactory to Prudential and substantially in the forms of Exhibit H-3 and Exhibit H-4, respectively, attached hereto. The Obligors hereby direct each such counsel to deliver such opinion, agree that the issuance and sale of any Shelf Notes will constitute a reconfirmation of such direction, and understand and agree that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion.

3B(4) Representations and Warranties; No Default. The representations and warranties contained in this Agreement and each of the other
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Transaction Documents shall be true on and as of such Closing Day, except to the extent of (a) changes caused by the transactions herein contemplated, and (b) such changes or exceptions thereto as may be indicated in the Request for Purchase and are reasonably acceptable to Prudential. In addition, there shall exist on such Closing Day no Event of Default or Default; and each of the Obligors shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, to both such effects substantially in the form attached hereto as Exhibit I.

3B(5) Constitutive and Authorization Documents. Such Purchaser shall have received from each Credit Party a certificate substantially in the form of Exhibit J attached hereto, certifying as to the incumbency of the Persons executing the Shelf Notes and other documents, agreements and certificates in connection therewith on behalf of such Credit Party and attaching copies of such Credit Party’s constitutive documents, as in effect on such Closing Day, good standing certificates, and, where applicable, the resolutions authorizing its execution of and issuance of the Shelf Notes, and certifying as to such other matters as the Purchasers may reasonably request.

3B(6) [Intentionally Omitted]

3B(7) Purchase Permitted by Applicable Laws. The purchase of and payment for the Shelf Notes to be purchased by such Purchaser on the applicable Closing Day (including the use of the proceeds of such Shelf Notes by the Co-Issuers) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.

3B(8) Payment of Certain Fees. The Co-Issuers shall have paid to Prudential or any Purchaser, as applicable, any fees due it pursuant to or in connection with this Agreement, including any Issuance Fee due pursuant to paragraph 2H(1) and any Delayed Delivery Fee due pursuant to paragraph 2H(2).

3B(9) Payment of Closing Expenses. The Obligors shall have paid at the closing the fees and disbursements of the special counsel to Prudential and the Purchasers as presented by such counsel in a statement on the Closing Day and for which the Co-Issuers are responsible in accordance with paragraph 13B.

3B(10) Proceedings. All proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.
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                4.              PREPAYMENTS.  The Shelf Notes shall be subject to required prepayment as and to the extent provided in paragraph 4A. The Shelf Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4B and paragraph 4C. Any prepayment made by the Co-Issuers pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A.

                                4A.          Required Prepayments of Shelf Notes.  Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Shelf Notes of such Series.

                                4B.          Optional Prepayment With Yield-Maintenance Amount.  The Shelf Notes shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $100,000 and in a minimum amount of $1,000,000), at the option of the Co-Issuers, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Shelf Note. Any partial prepayment of the Shelf Notes pursuant to this paragraph 4B shall be applied in satisfaction of remaining required payments of principal in inverse order of their scheduled due dates.

                                4C.          Prepayment with Yield-Maintenance Amount Pursuant to Intercreditor Agreement.  The Shelf Notes prepaid with a distribution made pursuant to the terms of the Intercreditor Agreement shall be made at 100% of the principal amount so prepaid, plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Shelf Note. Any partial prepayment of the Shelf Notes pursuant to this paragraph 4(C) shall be applied in satisfaction of remaining required payments of principal in inverse order of their scheduled due dates.

                                4D.          Notice of Optional Prepayment.  The Co-Issuers shall give the holder of each Shelf Note to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Shelf Notes to be prepaid on such date, the principal amount of the Shelf Notes held by such holder to be prepaid on that date and that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Shelf Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date. The Co-Issuers shall, on or before the day on which they give written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Shelf Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient for such notices in the Purchaser Schedule attached to the applicable Confirmation of Acceptance for such Significant Holder or by notice in writing to the Co-Issuers.

                                4E.          Application of Prepayments.  In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Shelf Notes of any Series pursuant to paragraph 4A, the amount to be prepaid shall be applied pro rata to all outstanding Shelf Notes of such Series according to the respective unpaid principal amounts thereof. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Shelf Notes

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pursuant to paragraphs 4B or 4C, the amount to be prepaid shall be applied pro rata to all outstanding Shelf Notes of all Series according to the respective unpaid principal amounts thereof.

                                4F.           No Acquisition of Shelf Notes.  The Obligors shall not, and shall not permit any of their Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A, 4B or 4C or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Shelf Notes held by any holder.

                5.            AFFIRMATIVE COVENANTS.  During the Issuance Period and so long thereafter as any Shelf Note or other amount owing under this Agreement or any other Transaction Document shall remain unpaid, the Obligors covenant as follows:

                                5A.          Financial Statements; Notice of Defaults.  The Obligors will deliver to each holder of any Shelf Notes in triplicate:

(i) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, (i) its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter (except in the case of statements of stockholders’ equity and statements of cash flows) and the then elapsed portion of the fiscal year, setting forth in each case (except in the case of stockholders’ equity) in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its authorized financial officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) consolidating balance sheets of the Parent and of each Co-Issuer setting forth such information separately for the Parent and for each Co-Issuer and related consolidating statements of operations of the Parent and of each Co-Issuer setting forth such information separately for the Parent and each Co-Issuer as of the end of and for such quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or in the case of the balance sheets, as of the end of) the previous fiscal year, all of which shall be certified by the chief financial officer of the Parent as fairly presenting the financial condition and results of operations therein shown in accordance with GAAP consistently applied subject to normal year-end adjustments and the absence of footnotes;

(ii) within 90 days after the end of each fiscal year of the Parent, (i) its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or
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exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) consolidating balance sheets setting forth such information separately for the Parent and for each Co-Issuer as of the end of such fiscal year and consolidating statements of operations setting forth such information separately for the Parent and for each Co-Issuer for such fiscal year, such consolidating balance sheet and consolidating statements of operations to be certified by the chief financial officer of the Parent as fairly presenting the financial condition and results of operations of the Parent and each Co-Issuer as of the end of, and for, such fiscal period in accordance with GAAP;

(iii) concurrently with any delivery of financial statements under clause (i) or (ii) above, an Officer’s Certificate of the Parent (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with paragraphs 6C, 6D, 6F, 6H, 6I, 6J, 6K and 6L and (iii) stating whether any change in the application of GAAP in respect of the audited financial statements referred to in paragraph 8B has occurred and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(iv) concurrently with any delivery of financial statements under clause (ii) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines), and promptly after receipt by the Parent, a copy of each management letter (if prepared) of such accounting firm (together with any response thereto prepared by the Parent);

(v) promptly (a) after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary thereof with the Securities and Exchange Commission (or any governmental body or agency succeeding to any or all of the functions of said Commission) or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be; and (b) copies of any documents and information furnished to any other government agency (except if in the ordinary course of business), including the Internal Revenue Service;

(vi) promptly, a copy of any amendment or waiver of any provision of any agreement or instrument referred to in paragraph 6O;

(vii) not later than the time furnished to such Person, a copy of any certificate or notice given by any Credit Party to the Administrative Agent (as such term is defined in the Bank Credit Agreement) and/or the Bank Lenders, or received by any
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Credit Party from the Administrative Agent or any Bank Lender in connection with the Bank Credit Agreement; and

(viii) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of each Credit Party or any Subsidiary thereof, or compliance with the terms of this Agreement, the Shelf Notes or the other Transactions Documents, as Prudential or any holder of Shelf Notes may reasonably request.

                                5B.          Information Required by Rule 144A.  The Parent covenants that it will, upon the request of the holder of any Shelf Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Shelf Notes, except at such times as the Parent is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

                                5C.          Other Information.  Each Obligor covenants that it will deliver to each Significant Holder:

5C(1) Notice of Default or Event of Default — promptly after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type described in paragraph 7A(iii) of this Agreement, a written notice specifying the nature and period of existence thereof and what actions the Obligors are taking or propose to take with respect thereto;

5C(2) ERISA — the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Credit Party and its Subsidiaries in an aggregate amount exceeding $250,000;

5C(3) Actions, Proceedings — promptly after the commencement thereof, written notice of the filing or commencement of any action, suit or proceeding by or before any Governmental Authority or arbitration board or tribunal against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

5C(4) Material Adverse Effect — prompt written notice of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

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Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of a Co-Issuer or the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5D. [Intentionally Omitted] 5E. Compliance with Law.

(i) Without limiting paragraph 6P, the Obligors will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, the USA Patriot Act), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(ii) Without limiting the preceding paragraph, each Obligor will, and will cause each of its Subsidiaries to (a) comply in all material respects with, and use reasonable best efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws; and (b) conduct and complete (or cause to be conducted and completed) all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and in a timely fashion comply in all material respects with all lawful orders and directives of all governmental authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

                                5F.           Insurance and Maintenance of Properties. Each Obligor will, and will cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including, without limitation, insurance against fire, and public liability insurance against such risks and in such amounts, and having such deductible amounts as are customary, with companies in the same or similar businesses and which is no less than may be required by law.

                                5G.          [Intentionally Omitted]

                                5H.          Payment of Taxes and Claims. Each Obligor will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Obligor or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) the failure to make payment pending such contest could not

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reasonably be expected to result in a Material Adverse Effect, and (d) the same shall be paid or discharged or fully and adequately bonded before it might become a Lien upon any property or asset of such Obligor or Subsidiary.

                                5I.            Corporate Existence, Etc.  Each Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under paragraph 6B.

                                5J.           Books and Records; Inspection.  Each Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by the Security Trustee and any holder of Notes, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, and to verify the status of any Collateral, all at such reasonable times and as often as reasonably requested.

                                5K.          Subsidiary Guaranty; Security Documents.  If any Person (a) after the Effective Date becomes (whether upon its formation, by acquisition of stock or other interests therein, or otherwise) a Subsidiary of any Credit Party (a “New Subsidiary”), (b) that was an Inactive Subsidiary of a Credit Party ceases to be an Inactive Subsidiary of a Credit Party but continues to be a Subsidiary thereof, or (c) any Person becomes directly or indirectly liable for (whether by way of becoming a co-borrower, guarantor or otherwise) all or any part of the Indebtedness under, or in respect of, the Bank Credit Agreement, the Obligors shall promptly (i) cause such New Subsidiary, formerly Inactive Subsidiary or other Person to become a Subsidiary Guarantor pursuant to an instrument in form, scope, and substance satisfactory to the Required Holders, (ii) deliver or cause to be delivered, or assign, to the Security Trustee (x) subject to the Lien in favor of the Security Trustee under the Pledge Agreement, the certificates representing shares of stock or other interests of the New Subsidiary, formerly Inactive Subsidiary or other Person owned by an Obligor (or Subsidiary thereof), together with appropriate instruments of transfer required under the Pledge Agreement, and (y) an amendment to the Pledge Agreement, reflecting the foregoing in the form thereof prescribed under the Pledge Agreement; and (iii) cause such New Subsidiary, formerly Inactive Subsidiary or other Person to become a party to the Pledge Agreement (and any other documents required to be executed in connection therewith) pursuant to one or more instruments or agreements satisfactory in form and substance to the Security Trustee, the effect of which shall be to secure all amounts owing hereunder and in respect of the Shelf Notes by a first priority Lien on and security interest in (which Lien and security interest may be pari passu with a like Lien and security interest in favor of the Collateral Agent on behalf of the Bank Lenders) the Capital Stock of such New Subsidiary, formerly Inactive Subsidiary or other Person, provided, however, that in any event, prior to the time that any New Subsidiary, formerly Inactive Subsidiary or other Person receives the proceeds of, or makes, any loan or advance or other extension of credit, from or to, or otherwise becomes the obligor or obligee in respect of any Indebtedness of, any Obligor or Subsidiary thereof, the

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Obligors shall (A) cause to be taken, in respect of any such obligor, the actions referred to in the preceding clauses (i), (ii), and (iii), and (B) in the case of any such obligee, cause such obligee to become a party to the Subordination Agreement pursuant to one or more instruments or agreements satisfactory in form and substance to the Required Holders. Notwithstanding the foregoing, LCC shall not be required to become a Subsidiary Guarantor and not more than sixty percent (60%) of its stock shall be required to be pledged to the Security Trustee as Collateral so long as (i) (x) LCC shall not be a guarantor of any of the Indebtedness owing in respect of the Bank Credit Agreement or of any other obligation of another Credit Party and (y) not more than sixty percent (60%) of its Capital Stock shall have been pledged as collateral for any of the Indebtedness owing in respect of the Bank Credit Agreement or any other obligation of any other Credit Party, and (ii) Treas. Reg. Sec. 1.956-2(c) would require inclusion of the earnings and profits of LCC in the earnings of Lippert Components for United States income tax purposes if LCC were a Subsidiary Guarantor or if a percentage equal to or greater than 66-2/3 percent (66-2/3%) of its outstanding Capital Stock were pledged as collateral for any obligation of the Obligors.

                                5L.          Further Assurances.  Each Obligor will, and will cause its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including, without limitation, filing Uniform Commercial Code and other financing statements and the establishment of and deposit of Collateral into custody accounts) that may be required under applicable law, or that the Required Holders or the Security Trustee may request, in order to effectuate the transactions contemplated by the Transaction Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Pledge Agreement, it being understood that it is the intent of the parties that the Indebtedness owing hereunder and under the Shelf Notes shall be secured by, among other things, all the interests of each Obligor in each Subsidiary or Affiliate and of each Subsidiary Guarantor in each Subsidiary or Affiliate, including any such interests acquired subsequent to the Effective Date. Such security interests and Liens will be created under the Pledge Agreement and other security agreements, and other instruments and documents in form and substance satisfactory to the Required Holders, and the Obligors shall deliver or cause to be delivered to the holders of the Shelf Notes all such instruments and documents (including legal opinions in substantially the forms of Exhibit H-1 and Exhibit H-2, respectively, and lien searches) as the Required Holders shall reasonably request to evidence compliance with this paragraph 5L. The Obligors agree to provide such evidence as the Required Holders shall reasonably request as to the perfection and priority status of each such security interest and Lien (which Lien and security interest may be coordinate with a like Lien in favor of the Collateral Agent for the benefit of the Bank Lenders).

                                5M.         Succession Plan.  The Parent shall at all times have and keep in effect a succession plan for its principal officers which has been approved by its board of directors (the “Succession Plan”) and shall furnish to each Significant Holder upon request from time to time a copy of the same, provided that such plan shall be kept confidential by each such Significant Holder.

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                6.              NEGATIVE COVENANTS.  During the Issuance Period and so long thereafter as any Shelf Note or other amount due hereunder is outstanding and unpaid, each Obligor covenants as follows:

                                6A.          Transactions with Affiliates.  Except as set forth on Schedule 6A hereto, each Obligor will not, and will not permit any of its Subsidiaries to, enter into, directly or indirectly, any transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than a Credit Party or a Wholly-Owned Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of such Obligor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Obligor or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

                                6B.          Merger, Consolidation, Etc.  No Obligor will, nor will it permit any of its Subsidiaries to, consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person unless:

(i) (a) such merger, consolidation, conveyance, transfer or lease is with or to another Credit Party, provided that no Obligor may sell, convey, lease or otherwise transfer substantially all of its assets to any Person or fail to survive any such merger or consolidation related to it except as permitted by clause (b) of this paragraph 6B(i); or (b) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of any Obligor or any Subsidiary of any Obligor, as the case may be (the “Successor Corporation”), shall be a solvent corporation organized and existing under the laws of the United States of America or any State thereof (including the District of Columbia), and if such transaction involves any Credit Party and such Credit Party is not the Successor Corporation (x) such Successor Corporation shall have executed and delivered to each holder of Shelf Notes its assumption of the due and punctual performance and observance of each covenant and condition of each Transaction Document to which such Credit Party is a party, and (y) shall have caused to be delivered to each holder of Shelf Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(ii) immediately prior to such transaction and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(iii) immediately prior to such transaction and after giving effect thereto, each Co-Issuer (or any Successor Corporation pursuant to paragraph 6B(i)(b)) would be permitted by the provisions of paragraph 6D(vii) hereof to incur at least $1.00 of additional Indebtedness.
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No such conveyance, transfer or lease of substantially all of the assets of any Obligor or any Subsidiary thereof shall have the effect of releasing such Obligor or such Subsidiary or any Successor Corporation that shall theretofore have become such in the manner prescribed in this paragraph 6B from its liability under this Agreement, the Shelf Notes or the other Transaction Documents to which it is a party.

                                6C.          Liens.  The Obligors will not, and will not permit any of their respective Subsidiaries to, incur, assume or suffer to exist any Lien upon any of its assets now or hereafter owned, or upon the income or profits thereof, other than Permitted Liens. In any case wherein any such assets are subjected or become subject to a Lien in violation of this paragraph 6C, the Obligors will make or cause to be made provision whereby the Shelf Notes will be secured equally and ratably with all obligations secured by such Lien, and in any case the Shelf Notes shall have the benefit, to the full extent that, and with such priority as the holders of Shelf Notes may be entitled under applicable law, of an equitable Lien on such assets; provided, however, that any Lien created, incurred or suffered to exist in violation of this paragraph 6C shall constitute an Event of Default hereunder, whether or not any such provision is made for an equal and ratable Lien pursuant to this paragraph 6C. In no event shall a Lien be granted by any Obligor or any of their respective Subsidiaries in respect of any of its property to or for the benefit of any of the Bank Lenders, unless concurrently therewith a Lien of equal priority (and on the same property) is granted to, or for the benefit of, the holders of the Shelf Notes.

                                6D.          Limitations on Indebtedness.  The Obligors will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created hereunder or under the other Transaction Documents;

(ii) Indebtedness of a Credit Party in respect of amounts outstanding (including all amounts due, contingently or otherwise, in respect of reimbursement obligations under letters of credit or similar instruments and all related reimbursement agreements) under the Bank Credit Documents, not in excess of the result of (x) $60,000,000 (subject to further increase of up to $30,000,000 pursuant to Section 2.06A of the Credit Agreement so long as no Event of Default is continuing at the time of any such increase), minus (y) the aggregate amount of any permanent reductions in the principal amount of the commitments under the revolving credit facility established thereunder;

(iii) Indebtedness existing on the Effective Date and set forth in Schedule 6D;

(iv) All renewals, extensions, substitutions, refinancings, or replacements of any Indebtedness described in clause (iii) above, in an amount not to exceed the amount so refinanced, provided that the terms, covenants and restrictions in respect of such renewals, extensions, substitutions, refundings or replacements are not
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more materially onerous than the existing terms, covenants and restrictions of such Indebtedness;

(v) the Interest Rate Hedging Exposure Amount, provided such amount does not at any time exceed $2,000,000 in the aggregate;

(vi) Indebtedness of one Credit Party to another Credit Party (other than the Parent); provided that (a) there is adequate consideration for such Indebtedness and there is evidence of such Indebtedness on each Credit Party’s books, (b) all of the outstanding Capital Stock of each such Credit Party shall be owned 100% directly or indirectly by the Parent and a Co-Issuer, (c) each such Credit Party to or by whom such Indebtedness is owned, or who owns (directly or indirectly) any such Capital Stock, shall be a party to (1) the Subordination Agreement, (2) if such Credit Party is a Pledgor, the Pledge Agreement, and (3) if such Credit Party is a Subsidiary, the Subsidiary Guaranty, (d) such Indebtedness shall at all times be subject to the provisions of the Subordination Agreement as “Subordinated Debt” (as defined in the Subordination Agreement), and (e) such Indebtedness shall not be assigned or transferred by the obligee thereof to any Person other than another Credit Party (and only so long as, after giving effect to such assignment or transfer all the conditions of this proviso are met); and

(vii) to the extent not included above in this paragraph 6D, other Indebtedness incurred by any Obligor or any of their respective Subsidiaries; provided that, at the time of the incurrence thereof and after giving effect thereto and to the application of the proceeds thereof, Consolidated Indebtedness shall not exceed 55% of Consolidated Total Capitalization.

                                6E.          Restrictive Agreements.  The Obligors will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of such Obligor or any such Subsidiary, (i) to create, incur or permit to exist any Lien upon any of its property or assets or revenues, whether now or hereafter acquired, (ii) to pay dividends or make other distributions to any Obligor with respect to any shares of its Capital Stock, (iii) to pay any Indebtedness owed to any Obligor, (iv) to make or permit to exist loans or advances to any Obligor, or (v) to sell transfer, lease or otherwise dispose of any of its properties or assets to any Obligor; provided that (x) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or the Bank Credit Agreement, and (y) such Obligor or Subsidiary may enter into such an agreement in connection with any Permitted Lien, so long as such prohibition or limitation is by its terms effective only against the property, assets or revenues subject to such Permitted Lien.

                                6F.           Limitation on Subsidiary Indebtedness and Issuance of Preferred Stock.

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                                No Obligor will permit any of its Subsidiaries (other than the Co-Issuers) to, at any time, directly or indirectly, incur, create, assume, guarantee or become or be liable in any manner with respect to any Indebtedness or issue any Preferred Stock except:

(i) Indebtedness of any such Subsidiary outstanding on the Effective Date and set forth on Schedule 6F or any refinancing, extension, renewal or refunding of any such Indebtedness in an amount not to exceed the amount of such Indebtedness immediately prior to the effectiveness of such refinancing, extension, renewal or refunding; provided that the terms, covenants and restrictions in respect of such refinancing, extension, renewal or refunding are not materially more onerous than the existing terms, covenants and restrictions of such Indebtedness;

(ii) Indebtedness of any such Subsidiary in respect of Guarantees delivered pursuant to the Bank Credit Agreement; provided that such Subsidiary has executed the Subsidiary Guaranty on the Effective Date or in accordance with the terms of paragraph 5K;

(iii) Preferred Stock of any such Subsidiary issued on or prior to the Effective Date;

(iv) Indebtedness of, or Preferred Stock issued by, any such Subsidiary to (or in favor of) a Co-Issuer or a Subsidiary of a Co-Issuer, so long as such Indebtedness is permitted pursuant to paragraph 6D(vi) hereof;

(v) other Indebtedness or Preferred Stock of any such Subsidiary, provided that such Indebtedness and Preferred Stock together with the aggregate amount of outstanding Indebtedness and the aggregate liquidation value of Preferred Stock of such Subsidiary previously incurred and outstanding under this paragraph 6F (other than Indebtedness incurred under clause (ii) hereof), does not at any time exceed 25% of Consolidated Net Worth determined as of the end of the fiscal quarter of the Parent then most recently ended; and provided, further, that the aggregate Indebtedness of all Subsidiaries of the Obligors not secured by Liens does not at any time exceed 15% of Consolidated Net Worth determined as of the end of the fiscal quarter of the Parent then most recently ended.

                                6G.          Limitation on Restricted Payments.  No Obligor will, nor will it permit any of its Subsidiaries to, directly or indirectly, declare, make or pay, or agree to declare, make or pay or incur any liability to make or pay, or cause or permit to be declared, made or paid, or set aside any sum or property to declare, make or pay any Restricted Payment, unless immediately before and after giving effect to such Restricted Payment the following conditions are satisfied:

(i) no Default of Event of Default has occurred and is continuing; and

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(ii) the Parent could incur at least $1.00 of additional Indebtedness pursuant to paragraph 6D(vii) hereof.

                                6H.          Sale of Assets. Subject to the provisions of paragraph 6B hereof, no Obligor will, nor will it permit any of its Subsidiaries to, directly or indirectly, in a single transaction or a series of transactions, sell, lease, transfer, abandon or otherwise dispose of, or suffer to be sold, leased, transferred, abandoned or otherwise disposed of (collectively, “Transfer”), assets (i) aggregating in excess of 10% of Consolidated Total Assets (determined as of the end of the fiscal quarter most recently ended as of the date of such Transfer) in any fiscal year, or (ii) aggregating in excess of 40% of Consolidated Total Assets (determined as of the Effective Date) when combined with all other Transfers of assets since the Effective Date, except that:

                                (i)            any Credit Party or any of its Subsidiaries may Transfer its assets to any Credit Party or any other Wholly-Owned Subsidiary of any Obligor;

                                (ii)           any Credit Party or any of its Subsidiaries may Transfer its assets in excess of the limitations set forth above (such assets collectively the “Excess Assets”) only if the proceeds of such sales of Excess Assets are used to purchase other property of a similar nature of at least equivalent value (such property the “Excess Replacement Assets”) within one year of such sale, provided, however, that there shall be no Lien on any of the Excess Replacement Assets; and

                                (iii)          any Credit Party or any of its Subsidiaries may Transfer its assets in the ordinary course of business (including the disposal of obsolete assets not used or useful in such Credit Party’s business).

                                6I.            Limitation on Priority Debt.  Notwithstanding anything set forth in the definition of Permitted Liens or paragraph 6F, the Obligors will not permit Priority Debt to exceed (a) at any time on or prior to December 31, 2005, 33% of Consolidated Net Worth determined as of the last day of the most recently ended fiscal quarter of the Parent, and (b) at any time after December 31, 2005, 30% of Consolidated Net Worth determined as of the last day of the most recently ended fiscal quarter of the Parent.

                                6J.           Minimum Consolidated Tangible Net Worth.  The Obligors will not permit Consolidated Tangible Net Worth at the end of any fiscal quarter of the Parent commencing with the fiscal quarter ended December 31, 2004 to be less than Ninety Million Dollars ($90,000,000), plus fifty (50%) percent of the Consolidated Net Income for each fiscal quarter of the Parent (but taking into account the Consolidated Net Income for a fiscal quarter only if it is a positive number) ending after December 31, 2004 through and including the then most recently ended fiscal quarter for which Consolidated Tangible Net Worth is to be calculated.

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                                6K.          Leverage Ratio.  The Obligors will not permit the Leverage Ratio, calculated as of the end of each fiscal quarter of the Parent ending on or after the Effective Date, to be greater than 2.50:1.00.

                                6L.          Minimum Debt Service Ratio.  The Obligors will not permit the Minimum Debt Service Ratio, calculated as of the end of each fiscal quarter of the Parent ending on or after the Effective Date, to be less than (i) for each fiscal quarter of the Parent ending on or before December 31, 2005, 1.50:1.00, and (ii) for each fiscal quarter of the Parent ending thereafter, 1.75:1.00.

                                6M.         Limitation on Investments.  No Obligor will, nor will it permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger) any Capital Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee (except pursuant to this Agreement or the Bank Credit Agreement) any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except Permitted Loans and Investments.

                                6N.          Hedging Agreements.  No Obligor will, nor will it permit any of its Subsidiaries to, enter into any Hedging Agreement for purposes of speculation or investment, or otherwise outside of the ordinary course of the business of such Obligor or Subsidiary, as the case may be.

                                6O.          Amendment of Certain Documents.  No Obligor will, nor will it permit any of its Subsidiaries to:

(i) terminate, amend, waive or modify its Certificate of Incorporation or By-Laws, or Certificate of Limited Partnership, Certificate of Formation, Agreement of Limited Partnership, or Operating Agreement as the case may be, except for amendments, modifications or waivers that are not adverse in any respect to the holders of the Shelf Notes, or

(ii) amend in any material respect the Bank Credit Agreement or any of the other Bank Credit Documents entered into in connection therewith without the prior written consent of the Required Holders (it being understood that, without limiting the generality of the foregoing, any increase in the aggregate amount of the commitments under the Bank Credit Agreement (including, without limitation, any increase in such commitments pursuant to Section 2.06A thereof) at any time when an Event of Default has occurred and is continuing shall be deemed to be a material amendment).

                                6P.           Terrorism Sanctions Regulations.  The Obligors will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the

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Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions with any such Person.

                7.             EVENTS OF DEFAULT.

                                7A.          Acceleration.  If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i) the Co-Issuers default in the payment of any principal of, or Yield- Maintenance Amount payable with respect to, any Shelf Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii) the Co-Issuers default in the payment of any interest on any Shelf Note or any other amount due under this Agreement when the same shall become due; or

(iii) any Credit Party or any Subsidiary of any Credit Party defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other Indebtedness beyond any period of grace provided with respect thereto, or any Credit Party or any Subsidiary of any Credit Party fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by any Credit Party or any Subsidiary of any Credit Party) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to any Credit Party or any Subsidiary of any Credit Party) shall occur and be continuing exceeds at least $3,000,000 individually or $5,000,000 in the aggregate, provided, further, that for purposes of this paragraph 7A(iii), the principal amount of the Indebtedness of any Credit Party or any Subsidiary of any Credit Party in respect of any Hedging Agreements at any time shall be treated as Indebtedness in an amount equal to the maximum aggregate amount (giving effect to any netting agreements) that any such Person would be required to pay if such Hedging Agreement were terminated at such time; or

(iv) any representation or warranty made by any Credit Party herein or in any of the other Transaction Documents, or by any Credit Party or any of their respective officers in any writing furnished in connection with or pursuant to this Agreement or any of the other Transaction Documents shall be false in any material respect on the date as of which made; or
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(v) any Obligor fails to perform or observe any agreement contained in paragraph 5 or paragraph 6; or

(vi) any Credit Party fails to perform or observe any other agreement, term or condition contained herein or in any of the other Transaction Documents, and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof; or

(vii) any Credit Party or any of their respective Subsidiaries makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(viii) any decree or order for relief in respect of any Credit Party or any of their respective Subsidiaries is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or

(ix) any Credit Party or any of their respective Subsidiaries petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of such Credit Party or such Subsidiary, or of any substantial part of the assets of any such Person, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to any Credit Party or any of their respective Subsidiaries under the Bankruptcy Law of any other jurisdiction; or

(x) any such petition or application is filed, or any such proceedings are commenced, against any Credit Party or any of their respective Subsidiaries and such Credit Party or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

(xi) any order, judgment or decree is entered in any proceedings against any Credit Party or any Subsidiary of any Credit Party decreeing the dissolution of such Credit Party or Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 60 days: or

(xii) any order, judgment or decree is entered in any proceedings against any Credit Party or any of their respective Subsidiaries decreeing a split-up of such Credit Party or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial
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part, of the consolidated assets of any Credit Party and its Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of any Credit Party and its Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xiii) one or more final judgments in an aggregate amount in excess of $100,000 is rendered against any Credit Party or any of their respective Subsidiaries and, within 30 days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal, or within 30 days after the expiration of any such stay, such judgment is not discharged;

(xiv) (A) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (B) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate that a Plan may become a subject of such proceedings, (C) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (D) any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (E) any Credit Party or any ERISA Affiliate withdraws from any Multiemployer Plan, or (F) any Credit Party or any Subsidiary of any Credit Party establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would materially increase the liability of any Credit Party or any Subsidiary of any Credit Party thereunder; and any such event or events described in clauses (A) through (F) above, either individually or together with any other such event or events, could reasonably be expected to (x) result in liability of any Credit Party in any aggregate amount exceeding $150,000 in any year or $350,000 for all periods or (y) have a Material Adverse Effect;

(xv) any Subsidiary or the Parent shall fail to observe or perform in any material respect any covenant, condition or agreement contained in the Parent Guaranty or the Subsidiary Guaranty;

(xvi) the Pledge Agreement shall, for any reason, be terminated, cease to be in full force and effect or cease to create a valid, perfected, first priority security interest in the Collateral described in the Pledge Agreement or any party having granted any such
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security interests (or any successor thereto or representative thereof) shall make any claim or assertion to such effect, or any Credit Party (or any successor thereto or representative thereof) shall claim or assert that this Agreement, the Parent Guaranty, the Subsidiary Guaranty, the Pledge Agreement or any right or remedy of any holder of Shelf Notes hereunder or thereunder shall not be enforceable in accordance with its terms;

(xvii) any of the Transaction Documents shall cease for any reason to be in full force and effect or any party thereto (other than the Security Trustee or any holder from time to time of a Shelf Note) shall purport to disavow its obligations thereunder, shall declare that it does not have any further obligation thereunder or shall contest the validity or enforceability thereof; or

(xviii) a Change in Control shall occur;

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any holder of any Shelf Note may at its option during the continuance of such Event of Default, by notice in writing to the Co-Issuers, terminate the Facility and/or declare all of the Shelf Notes held by such holder to be, and all of the Shelf Notes held by such holder shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, payable with respect to such Shelf Notes, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Co-Issuers, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Co-Issuers, the Facility shall automatically terminate and all of the Shelf Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, payable with respect to each Shelf Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Co-Issuers, and (c) with respect to any event constituting an Event of Default (including an Event of Default described in clauses (i) and (ii) of this paragraph 7A), the Required Holder(s) of the Shelf Notes of any Series may at its or their option during the continuance of such Event of Default, by notice in writing to the Co-Issuers, terminate the Facility and/or declare all of the Shelf Notes of such Series to be, and all of the Shelf Notes of such Series shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Shelf Note of such Series, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Co-Issuers.

                                7B.          Rescission of Acceleration.  At any time after any or all of the Shelf Notes of any Series shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of the Shelf Notes of such Series may, by notice in writing to the Co-Issuers, rescind and annul such declaration and its consequences if (i) the Co-Issuers shall have paid all overdue interest on the Shelf Notes of such Series, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Shelf Notes of such Series which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Shelf Notes of

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such Series, (ii) the Co-Issuers shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 13C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Shelf Notes of such Series or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

                                7C.          Notice of Acceleration or Rescission.  Whenever any Shelf Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Co-Issuers shall forthwith give written notice thereof to the holder of each Shelf Note of each Series at the time outstanding.

                                7D.          Other Remedies.  If any Event of Default or Default shall occur and be continuing, the holder of any Shelf Note may proceed to protect and enforce its rights under this Agreement and such Shelf Note and the other Transaction Documents by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or any other Transaction Document or in aid of the exercise of any power granted in this Agreement or any other Transaction Document. No remedy conferred in this Agreement or any other Transaction Document upon the holder of any Shelf Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein, in any other Transaction Document or now or hereafter existing at law or in equity or by statute or otherwise.

                8.              REPRESENTATIONS, COVENANTS AND WARRANTIES. Each Co-Issuer hereby represents, covenants and warrants as follows (all references to “Subsidiary” and “Subsidiaries” in this paragraph 8 shall be deemed omitted if the Co-Issuers have no Subsidiaries at the time the representations herein are made or repeated):

                                8A.          Organization.  Each Obligor is a corporation duly organized and existing in good standing under the laws of its jurisdiction of organization, each other Credit Party is duly organized and existing in good standing under the laws of the jurisdiction in which it is formed, and each Credit Party has the power to own its respective property and to carry on its respective business as now being conducted.

                                8B.          Financial Statements.

(i) The Obligors have heretofore furnished to Prudential (i) a consolidated balance sheet and statements of income, stockholders equity and cash flows of the Parent and its Subsidiaries as of and for the fiscal year ended December 31, 2003, reported on by KPMG LLP, independent public accountants, and (ii) consolidating balance sheets of the Parent and its Subsidiaries setting forth such information separately for the Parent and each Subsidiary thereof and related consolidating statements of operations for the Parent and its Subsidiaries setting forth such information separately for the Parent and each
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Subsidiary thereof as of and for the fiscal year ending December 31, 2003, and including in comparative form the figures for the preceding fiscal year, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and of its Subsidiaries as of such dates and for such periods in accordance with GAAP.

(ii) Since December 31, 2003, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of any Credit Party. Except as disclosed on Schedule 8B annexed hereto and as complete and correct as of the Effective Date, the Credit Parties have no liabilities, contingent or otherwise, not disclosed on the financial statements referred to in paragraph 8B(i), other than in respect of goods and services arising in the ordinary course of business.

                                8C.          Actions Pending.  Except as disclosed on Schedule 8C annexed hereto, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Obligors, threatened against any of the Credit Parties or any of their respective Subsidiaries, or any properties or rights such Persons, by or before any court, arbitrator or administrative or governmental body which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

                                8D.          Outstanding Indebtedness.  None of the Credit Parties, nor any of their respective Subsidiaries, has outstanding any Indebtedness except as permitted by paragraphs 6D, 6F and 6I. There exists no default under the provisions of any instrument evidencing such Indebtedness or of any agreement relating thereto.

                                8E.          Title to Properties.

(i) Each Credit Party and its Subsidiaries has good and marketable title (free of Liens except such as are set forth on Schedule 6C annexed hereto (which is complete and correct as of the Effective Date) or are otherwise Permitted Liens) to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. No Credit Party is a party to any contract, agreement, lease or instrument (other than the Transaction Documents) the performance of which, either unconditionally or upon the happening of any event, will result in or require the creation of a Lien (except in favor of the Security Trustee) on any of its property or assets (now owned or hereafter acquired) or otherwise result in a violation of any Transaction Documents.

(ii) Each Credit Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Credit Party and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
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                                8F.           Taxes.  Each Credit Party has and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes (i) the amount of which, in the aggregate, is not Material, or (ii) that are being contested in good faith by appropriate proceedings and for which such Credit Party or such Subsidiary, as applicable, has set aside on its books adequate reserves.

                                8G.          Conflicting Agreements and Other Matters. Neither the Credit Parties nor any of their respective Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which could reasonably be expected to result in a Material Adverse Effect. Neither the execution nor delivery of this Agreement, the Shelf Notes or any other Transaction Document, nor the offering, issuance and sale of the Shelf Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Shelf Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of any Credit Party or any of their respective Subsidiaries pursuant to, the charter or by-laws of any such Person, any award of any arbitrator or any agreement (including any agreement with stockholders of such Person), instrument, order, judgment, decree, statute, law, rule or regulation to which the Co-Issuers or any of their respective Subsidiaries is subject. Neither the Credit Parties nor any of their respective Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Person, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of such Person of the type to be evidenced by the Shelf Notes or created by the Subsidiary Guaranty except as set forth in the agreements listed in Schedule 8G attached hereto (as such Schedule 8G may have been modified from time to time by written supplements thereto delivered by the Co-Issuers to Prudential).

                                8H.          Offering of Shelf Notes.  Neither the Co-Issuers nor any agent acting on its behalf has, directly or indirectly, offered the Shelf Notes or any similar security of the Co-Issuers for sale to, or solicited any offers to buy the Shelf Notes or any similar security of the Co-Issuers from, or otherwise approached or negotiated with respect thereto with, any Person other than Prudential Affiliates and not more than 20 other institutional investors, and neither the Co-Issuers nor any agent acting on its behalf has taken or will take any action which would subject the offer, issuance or sale of the Shelf Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

                                8I.            Use of Proceeds.  The proceeds of the Shelf Notes will be used to repay certain existing Indebtedness of the Co-Issuers and for other general corporate purposes. None of the proceeds of the sale of any Shelf Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” as defined in Regulation U (12 CFR Part 207) of the Board of Governors of the Federal Reserve System (herein called “margin stock”) or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is then currently a margin stock or for any other purpose which might constitute the purchase of such

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 Shelf Notes a “purpose credit” within the meaning of such Regulation U. Neither the Obligors nor any agent acting on their behalf has taken or will take any action which might cause this Agreement or the Shelf Notes to violate Regulation T, Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect. Margin stock does not constitute more than 5% of the value of the consolidated assets of the Parent and its Subsidiaries, and the Parent does not have any present intention that margin stock will constitute more than 5% of the value of such assets.

                                8J.           ERISA.  No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Credit Parties, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Credit Parties, any Subsidiary, any of their respective Subsidiaries or any ERISA Affiliate which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Credit Parties, any Subsidiary and their respective Subsidiaries taken as a whole. Neither the Credit Parties, any of their respective Subsidiaries nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Credit Parties and their respective Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance and sale of the Shelf Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Obligors in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 9B as to the source of funds to be used by it to purchase any Shelf Notes.

                                8K.          Governmental Consent.  Neither the nature of the Credit Parties or of any of their Subsidiaries, nor any of their respective businesses or properties, nor any relationship between any of the Credit Parties or any of their respective Subsidiaries and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Shelf Notes or the use of the proceeds thereof is such as to require any authorization, consent, approval, exemption or any action by or notice to or filing with any court or administrative or governmental body (other than the filing of UCC financing statements) in connection with the execution and delivery of this Agreement and the other Transaction Documents, the offering, issuance, sale or delivery of the Shelf Notes or fulfillment of or compliance with the terms and provisions hereof or of any other Transaction Document.

                                8L.          Compliance With Laws.  The Credit Parties and their respective Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all foreign, federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including without

31

limitation, all Environmental Laws, except, in any such case, where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

                                8M.         Disclosure.  Neither this Agreement or any of the other Transaction Documents nor any other document, certificate or statement furnished to any Purchaser by or on behalf of any Credit Party or any of their respective Subsidiaries in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the any Credit Party or any of their respective Subsidiaries which could reasonably be expected to result in a Material Adverse Effect and which has not been set forth in this Agreement. The financial projections delivered by the Parent to Prudential are reasonable on the date delivered based on the assumptions contained therein and the best information available to the Obligors.

                                8N.          Hostile Tender Offers.  None of the proceeds of the sale of any Shelf Notes will be used to finance a Hostile Tender Offer.

                                8O.          Investment Company Act.  Neither any of the Credit Parties nor any of their respective Subsidiaries is an “investments company” or a company “controlled” by an “investment company” required to register within the meaning of the Investment Company Act of 1940, as amended.

                                8P.           Public Utility Holding Company Act.  Neither the Credit Parties nor any of their respective Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                                8Q.          Foreign Assets Control Regulations, etc.

(i) Neither the sale of the Shelf Notes by the Co-Issuers hereunder nor their use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(ii) Neither the Co-Issuers nor any of their respective Subsidiaries (a) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) knowingly engages in any dealings or transactions with any such Person. The Parent and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(iii) No part of the proceeds from the sale of the Shelf Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any
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improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Co-Issuers.

                9.              REPRESENTATIONS OF THE PURCHASERS.

                Each Purchaser represents as follows:

                                9A.          Nature of Purchase.  Such Purchaser represents it is purchasing the Shelf Notes purchased by it hereunder for investment for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds (or commingled pension trust funds) and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control. Each Purchaser understands that the Shelf Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under such circumstances where neither such registration nor such an exemption is required by law, and that neither of the Co-Issuers is required to register any of the Shelf Notes.

                                9B.          Source of Funds.  At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Shelf Notes to be purchased by such Purchaser hereunder:

(i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii) the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Co-Issuers in
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writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Co-Issuers and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Co-Issuers in writing pursuant to this clause (iv); or

(v) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Co-Issuers and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Co-Issuers in writing pursuant to this clause (v); or

(vi) the Source is a governmental plan; or

(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Co-Issuers in writing pursuant to this clause (vii); or

(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
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                10.           DEFINITIONS; ACCOUNTING MATTERS.  For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

                                10A.        Yield-Maintenance Terms.

                                “Called Principal” shall mean, with respect to any Shelf Note, the principal of such Shelf Note that is to be prepaid pursuant to paragraph 4B or paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

                                “Designated Spread” shall mean 0.50% in the case of each Shelf Note of any Series unless the Confirmation of Acceptance with respect to the Shelf Notes of such Series specifies a different Designated Spread in which case it shall mean, with respect to each Shelf Note of such Series, the Designated Spread so specified.

                                “Discounted Value” shall mean, with respect to the Called Principal of any Shelf Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Shelf Note is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

                                “Reinvestment Yield” shall mean, with respect to the Called Principal of any Shelf Note, the Designated Spread over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the display designated as “Page PX1” on Bloomberg Financial Markets (or, if Bloomberg Financial Markets shall cease to report such yields in Page PX1 or shall cease to be Prudential’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential’s customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities. The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the applicable Shelf Note.

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                                “Remaining Average Life” shall mean, with respect to the Called Principal of any Shelf Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

                                “Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Shelf Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

                                “Settlement Date” shall mean, with respect to the Called Principal of any Shelf Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

                                “Yield-Maintenance Amount” shall mean, with respect to any Shelf Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Shelf Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

                                10B.        Other Terms.

                                “Acceptance” shall have the meaning specified in paragraph 2E.

                                “Acceptance Day” shall have the meaning specified in paragraph 2E.

                                “Acceptance Window” shall have the meaning specified in paragraph 2E.

                                “Accepted Note” shall have the meaning specified in paragraph 2E.

                                “Affiliate” shall mean, at any time, and with respect to any Person, (i) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (ii) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Parent or any Subsidiary or any corporation of which the Parent and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Parent.

                                “Agreement, this” shall have the meaning specified in paragraph 13C.

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                                “Anti-Terrorism Order” shall mean United States Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

                                “Authorized Officer” shall mean (i) in the case of the Obligors, each Obligor’s chief executive officer, its chief financial officer, its treasurer, any vice president of such Obligors designated as an “Authorized Officer” of the Obligor in the Information Schedule attached hereto or any vice president of such Obligor designated as an “Authorized Officer” of such Obligor for the purpose of this Agreement in an Officer’s Certificate executed by such Obligor’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of any Obligor by any individual who on or after the date of this Agreement shall have been an Authorized Officer of such Obligor and whom Prudential in good faith believes to be an Authorized Officer of such Obligor at the time of such action shall be binding on such Obligor even though such individual shall have ceased to be an Authorized Officer of such Obligor, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Obligors in good faith believe to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

                                “Available Facility Amount” shall have the meaning specified in paragraph 2A.

                                “Bank Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of the Effective Date, by and among Kinro, Lippert Components, the Bank Lenders and JPMorgan Chase Bank, N.A., as administrative agent for the Bank Lenders, or any renewal, refinancing, refunding or replacement thereof, as any of the foregoing may be amended, restated or otherwise modified from time to time.

                                “Bank Credit Documents” shall mean the Bank Credit Agreement, the revolving credit notes issued thereunder and each document, agreement or instrument executed in connection therewith or related thereto.

                                “Bank Lenders” shall mean the lenders from time to time party to the Bank Credit Agreement.

                                “Bankruptcy Law” shall have the meaning specified in clause (viii) of paragraph 7A.

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                                “Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City are required or authorized to be closed and (iii) for purposes of paragraph 2C hereof only, a day on which Prudential is not open for business.

                                “Cancellation Date” shall have the meaning specified in paragraph 2H(3).

                                “Cancellation Fee” shall have the meaning specified in paragraph 2H(3).

                                “Capital Expenditures” shall mean, for any period, the sum of all amounts that would, in accordance with GAAP, be included as capital expenditures on a consolidated statement of cash flows for the Parent and its consolidated Subsidiaries during such period (including the amount of assets leased under any Capital Lease Obligation), less the net proceeds received by such Persons during such period from sales of fixed tangible assets as reflected on the consolidated statement of cash flows for that period.

                                “Capital Stock” shall mean, with respect to any Person, any class of preferred, common or other capital stock, share capital or similar equity interest of such Person, including limited or general partnership interests in a partnership and units or membership interests in a limited liability company.

                                “Capitalized Lease Obligation” shall mean any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the Parent or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expenses) in accordance with GAAP.

                                “Change in Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation after the Effective Date of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; (c) the acquisition after the Effective Date of direct or indirect Control of the Parent by any Person or group; or (d) the ownership after the Effective Date by any Person other than the Parent of any Equity Interests of any Co-Issuer, or the ownership by any Person other than a Co-Issuer, or the Subsidiary of a Co-Issuer that is the owner thereof as of the Effective Date (or such later date on which such Subsidiary Guarantor becomes a Subsidiary Guarantor pursuant to the terms of this Agreement), of any Equity Interests of any Subsidiary Guarantor.

                                “Closing Day” shall mean with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Request for Purchase of such Accepted Note, provided that (i) if the Co-Issuers and the Purchaser which is

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obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2G, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2H(2), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

                                “Co-Issuers” shall have the meaning specified in the introductory paragraph hereto.

                                “Code” shall mean the Internal Revenue Code of 1986, as amended.

                                “Collateral” shall mean the shares of Capital Stock of the Credit Parties in which a Lien has been created under the Pledge Agreement in favor of the Security Trustee for the benefit of the holders of the Shelf Notes to secure the obligations of the Credit Parties under this Agreement, the Shelf Notes and the other Transaction Documents.

                                “Collateral Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Bank Lenders.

                                “Confirmation of Acceptance” shall have the meaning specified in paragraph 2E.

                                “Consolidated Indebtedness” shall mean, as of any date of determination, all Indebtedness of the Parent and its Subsidiaries as would be shown on a consolidated balance sheet of the Parent and its Subsidiaries as of such date prepared in accordance with GAAP (other than the undrawn amount of any letters of credit issued pursuant to the terms of the Bank Credit Agreement).

                                “Consolidated Net Income” shall mean, for any period, the net income or loss of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP after eliminating all offsetting debts and credits between the Parent and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Parent and its Subsidiaries in accordance with GAAP, but excluding: (i) extraordinary gains or losses; (ii) net earnings and losses of any Subsidiary of the Parent accrued prior to the date it became a Subsidiary of the Parent; (iii) net earnings of any business entity (other than a direct or indirect Subsidiary of the Parent) in which the Parent or any of its Subsidiaries has an ownership interest unless such net earnings shall have been actually received by the Parent or its Subsidiaries in the form of cash distributions; (iv) any portion of net earnings of any Subsidiary of the Parent which for any reason is unavailable for distribution to the Parent; (v) earnings or losses resulting from any write-up or write-down of assets of the Parent and its Subsidiaries other than in the ordinary course of business; (vi) any reversal of any

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contingency reserve to the extent such contingency reserve was taken prior to the date hereof; and (vii) the cumulative effect of a change in accounting principles.

                                “Consolidated Net Worth” shall mean, as of the date of determination, (a) the sum of (i) the par value (or value stated on the books of the Parent) of the Capital Stock (but excluding treasury stock and capital stock subscribed and unissued) of the Parent and its Subsidiaries plus (ii) the amount of the paid-in capital and retained earnings of the Parent and its Subsidiaries, in each case as such amounts would be shown on a consolidated balance sheet of the Parent and its Subsidiaries as of such date prepared in accordance with GAAP, minus (b) to the extent included in clause (a), (i) all amounts property attribute to Minority Interests, if any, in the stock and surplus of Subsidiaries.

                                “Consolidated Tangible Net Worth” shall mean, as of any date of determination, (a) the sum of (i) the par value (or value stated on the books of the Parent) of the Capital Stock (but excluding treasury stock and capital stock subscribed and unissued) of the Parent and its Subsidiaries plus (ii) the amount of the paid-in capital and retained earnings of the Parent and its Subsidiaries, in each case as such amounts would be shown on a consolidated balance sheet of the Parent and its Subsidiaries as of such date prepared in accordance with GAAP, minus (b) to the extent included in clause (a), (i) all amounts properly attributable to Minority Interests, if any, in the stock and surplus of Subsidiaries of the Parent, and (ii) the sum of the following (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings): (A) cost of treasury shares, (B) the book value of all assets which should be classified as intangibles (but in any event including goodwill, research and development costs, trademarks, trade names, copyrights, patents and franchises and unamortized debt discount), and (C) any write-up in the book value of assets resulting from a revaluation thereof (other than any such write-up made in connection with the acquisition of an asset from a Person which is not an Affiliate of a Credit Party and so long as such a write-up is made in accordance with GAAP and is based on the Fair Market Value of the asset).

                                “Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Parent and its Subsidiaries as would be shown on a consolidated balance sheet of the Parent and its Subsidiaries as of such date prepared in accordance with GAAP.

                                “Consolidated Total Capitalization” shall mean, at any time, the sum of (i) Consolidated Indebtedness and (ii) Consolidated Tangible Net Worth, in each case determined as of the last day of the fiscal quarter of the Parent then most recently ended.

                                “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

                                “Credit Parties” shall mean, collectively, without duplication, the Obligors and the Subsidiary Guarantors.

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                                “Delayed Delivery Fee” shall have the meaning specified in paragraph 2H(2).

                                “Distribution” shall mean means in respect of any Person: (a) dividends or other distributions or payments on capital stock or other equity interest of such Person (except distributions in such stock or other equity interest); and (b) the redemption or acquisition of such stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.

                                “EBITDA” shall mean, for any period, income before income taxes for such period, plus, to the extent deducted in determining income for such period, interest expense, depreciation, amortization of tangible or intangible assets, and any other non-cash charges, but excluding extraordinary gains (or losses) and any gains (or losses) from the sale or disposition of assets other than in the ordinary course of business; all on a consolidated basis for the Parent and its Subsidiaries and all calculated in accordance with GAAP.

                                “Effective Date” shall mean February 11, 2005.

                                “Environmental Laws” shall mean all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.

                                “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or their rights entitling the holder thereof to purchase or acquire any such equity interest.

                                “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

                                “ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as any Credit Party within the meaning of section 414(b) of the Code, or any trade or business which is under common control with any Credit Party within the meaning of section 414(c) of the Code.

                                “ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an

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“accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                                “Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” shall mean any of such events, whether or not any such requirement has been satisfied.

                                “Excess Assets” shall have the meaning specified in paragraph 6H(ii).

                                “Excess Replacement Assets” shall have the meaning specified in paragraph 6H(ii).

                                “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

                                “Existing Note Agreement” shall mean that certain Note Purchase Agreement, dated as of January 28, 1998, by and among the Co-Issuers, Shoals Supply, Inc. and each of the purchasers named on Schedule A thereto.

                                “Facility” shall have the meaning specified in paragraph 2A.

                                “Fair Market Value” shall mean at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

                                “GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

                                “Governmental Authority” shall mean

(i) the government of
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(a) the United States of America or any State or other political subdivision thereof, or

(b) any jurisdiction in which the Parent or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Parent or any Subsidiary, or

(ii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

                                “Guarantee” shall mean, with respect to any Person (the “guarantor”), any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the ”primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

                                “Guaranteed Obligations” shall have the meaning specified in paragraph 11A.

                                “Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

                                “Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

                                “Hedging Exposure Amount” shall mean the maximum aggregate amount (giving effect to any netting agreements) that the Obligors and the Subsidiaries thereof would be required to pay at any time if all of their Hedging Agreements were terminated at such time.

                                “Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Shelf Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity

43

interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Co-Issuers make the Request for Purchase of such Shelf Note.

                                “Inactive Subsidiary” shall mean, with respect to any Person, a Subsidiary of such Person (i) that conducts no business activities on the Effective Date nor on any date thereafter, (ii) the assets of which Subsidiary have a Fair Market Value less than the smaller of (x) $50,000 or (y) one-half of one percent (.5%) of the consolidated assets of such Person and its Subsidiaries; and (iii) the total liabilities of which are less than $25,000; provided that if the assets of all such Subsidiaries that meet the conditions of clauses (i), (ii) and (iii) (each, a “Specified Subsidiary”), in the aggregate, exceed either of the thresholds of clause (ii), then there shall be excluded from the term “Inactive Subsidiary” the Specified Subsidiary having the greatest assets, and, if necessary, the Specified Subsidiary having the next greatest assets, and so on, until the assets of the remaining Specified Subsidiaries, in the aggregate, no longer exceed either of such thresholds of clause (ii) (such remaining Specified Subsidiaries constituting the Inactive Subsidiaries); provided further, that no Credit Party shall be an Inactive Subsidiary.

                                “including” shall mean, unless the context clearly requires otherwise, “including without limitation”.

                                “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued expenses which are payable within one year or current accounts payable in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capitalized Lease Obligations of such Person (and excluding from the definition of Indebtedness leases of real property or personal property which are not Capital Leases), (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than performance guaranties) and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

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                                “INHAM Exemption” shall have the meaning specified n paragraph 9B(v).

                                “Intercreditor Agreement” shall have the meaning specified in paragraph 3A(1).

                                “Interest Charges” shall mean, for any period of four consecutive fiscal quarters of the Parent, all interest expense of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

                                “Interest Rate Hedging Exposure Amount” shall mean the Hedging Exposure Amount attributable to Interest Rate Hedging Agreements.

                                “Interest Rate Hedging Agreement” shall mean a Hedging Agreement between a Co-Issuer and an Interest Rate Protection Merchant which provides for interest rate protection.

                                “Interest Rate Protection Merchant” shall mean a lender under the Bank Credit Agreement which provides Hedging Agreements to the Co-Issuers or either of them for interest rate protection.

                                “Issuance Fee”  shall have the meaning specified in paragraph 2H(1).

                                “Issuance Period” shall have the meaning specified in paragraph 2B.

                                “Kinro” shall have the meaning specified in the introductory paragraph hereto.

                                “LCC” shall mean Lippert Components of Canada, Inc., an Ontario, Canada corporation.

                                “Leverage Ratio” shall mean, as of the end of any fiscal quarter of the Parent, the ratio of (a) Consolidated Indebtedness determined on the last day of such fiscal quarter to (b) EBITDA for the period of four consecutive fiscal quarters of the Parent ending on the last day of such fiscal quarter, each as determined on a Pro Forma Basis.

                                “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

                                “Lippert Components” shall have the meaning specified in the introductory paragraph hereto.

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                                “Material” shall mean material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Parent and its Subsidiaries taken as a whole.

                                “Material Adverse Effect” shall mean a Material adverse effect on (a) the business, operations, affairs, financial condition, assets, properties or prospects of the Parent and its Subsidiaries, taken as a whole, (b) the ability of any Co-Issuer to perform its obligations under this Agreement or any of the Shelf Notes, (c) the ability of the Parent to perform its obligations under this Agreement or the Parent Guaranty, (d) the ability of the Parent and its Subsidiaries, taken as a whole, to perform their obligations under any of the other Transaction Documents, (e) the validity or enforceability of this Agreement or any of the other Transaction Documents or (f) the Liens granted by the Pledge Agreement.

                                “Minimum Debt Service Ratio” shall mean, on any date of determination, the ratio of (i) EBITDA for the period of four consecutive fiscal quarters then most recently ended, minus Capital Expenditures made and dividends declared to the Parent’s shareholders during such period, to (ii) the current portion of Consolidated Indebtedness (as determined as of such determination date), plus Interest Charges for the period of four consecutive fiscal quarters then most recently ended, in each case determined on a Pro Forma Basis.

                                “Minority Interests” shall mean any shares of stock of any class of a Subsidiary of any Person (other than directors’ qualifying shares as required by law) that are not owned by such Person and/or one or more of such Person’s Subsidiaries. Minority Interests shall be valued by valuing “Minority Interests” consisting of preferred stock at the voluntary or involuntary liquidation value of such preferred stock, whichever is greater, and by valuing “Minority Interests” consisting of common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing “Minority Interests” in preferred stock.

                                “Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA.

                                “NAIC Annual Statement” shall have the meaning specified in paragraph 9B(i).

                                “New Subsidiary” shall have the meaning specified in paragraph 5K.

                                “Obligors” shall have the meaning specified in the introductory paragraph hereto.

                                “Officer’s Certificate” shall mean, with respect to any Obligor, a certificate signed in the name of such Obligor by an Authorized Officer of such Obligor.

                                “Other Party” shall have the meaning specified in paragraph 11E.

                                “Parent” shall have the meaning specified in the introductory paragraph hereto.

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“Parent Guaranty” shall have the meaning specified in paragraph 3A(1). “PBGC” shall mean the Pension Benefit Guaranty Corporation. “Permitted Liens” shall mean the following:

(i) any Lien existing on the date hereof which is listed on Schedule 6C to this Agreement securing Indebtedness listed on such schedule and any extensions, renewals and replacements of such Indebtedness that do not increase the outstanding principal amount of such Indebtedness secured by such Lien, provided that any such Lien shall secure only those obligations which it secured as of the Effective Date (except that any such Liens on properties constructed, improved or acquired with the proceeds of industrial revenue or development bond issues representing Indebtedness of a Credit Party owing directly or indirectly to GE Capital Finance, Inc., and which Liens secure only such issues, whether such issues are outstanding as of the Effective Date or which are thereafter outstanding, may secure other such issues representing Indebtedness so owing to such obligee the proceeds of which have been used by a Credit Party to construct, improve or acquire other property, so long as such Liens do not extend to any property of a Credit Party not so financed and secure only Indebtedness represented by such issues);

(ii) any Lien created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of any fixed or capital assets acquired, constructed or improved by any Obligor or any Subsidiary thereof after the Effective Date (other than Liens on any Restricted Assets); provided that (a) such Lien secures Indebtedness permitted under this Agreement, (b) such Lien and the Indebtedness secured thereby are incurred within 180 days (and in the case of industrial revenue bonds, 360 days) prior to or after such acquisition or the completion of such construction or improvement or the placing in service, as the case may be, of the asset which is subject to such Lien, (c) the Indebtedness secured thereby does not at any time exceed 85% (in the case of real property and the improvements thereon) or 100% (in the case of personal property, other than fixtures) of the cost of acquiring, constructing or improving such fixed or capital assets, and (d) such Lien shall not apply to any other property or assets of any Obligor or any Subsidiary thereof;

(iii) carriers’, warehousemen’s, mechanics’, repairmen’s and other like Liens imposed by law in an aggregate amount not exceeding $250,000 arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established therefor in accordance with GAAP on the books of the relevant Obligor or Subsidiary, as the case may be, and as to which the failure to
47

make payment during such contest could not reasonably be expected to have a Material Adverse Effect;

(iv) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations in respect of which adequate reserves shall have been established;

(v) deposits to secure the performance of bids, trade contracts, leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Obligor or any Subsidiary thereof;

(vii) Liens securing Indebtedness of one Credit Party to another Credit Party (other than Liens on any Restricted Assets); provided that (w) such Indebtedness is permitted under paragraphs 6D, 6F and 6I hereof (as applicable), (x) all of the outstanding capital stock or other equity interests of each such Credit Party shall be owned 100% directly or indirectly by the Parent, (y) each of such Credit Parties to or by whom such Indebtedness is owed, or who owns (directly or indirectly) any stock referred to in the preceding clause (x), shall have become party to the Subsidiary Guaranty and (z) such Indebtedness shall not be assigned or transferred by the obligee thereof to any Person other than another Credit Party such that after giving effect to such assignment and transfer all of the foregoing conditions are satisfied;

(viii) Liens securing Indebtedness outstanding under the Bank Credit Agreement so long as the Shelf Notes are secured equally and ratably therewith pursuant to such documents, instruments and agreements as shall be required by the Required Holders, including without limitation an intercreditor agreement by and among the Bank Lenders and the holders of the Shelf Notes in form satisfactory to the Required Holders;

(ix) Liens not otherwise permitted by clauses (i) through (viii) above (other than Liens on any Restricted Assets), provided that the aggregate amount of all Indebtedness secured by such Liens shall not at any time exceed 15% of Consolidated Net Worth (determined as of the last day of the then most recently ended fiscal quarter of the Parent); and
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(x) Liens that extend, renew or replace Liens permitted by clauses (i) through (ix);

provided, however, that at no time shall Indebtedness secured by Liens described in clauses (i), (ii) and (ix) exceed 55% of Consolidated Total Capitalization at such time.

                Notwithstanding anything contained herein to the contrary, the Obligors acknowledge and agree that they will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Liens in respect of any Indebtedness under the Bank Credit Agreement, except in accordance with clause (viii) above. In no event shall any Lien on any Restricted Asset be a Permitted Lien.

                                “Permitted Loans and Investments” shall mean (i) subject to paragraph 6D(vi) hereof, investments, loans and advances by any Credit Party and any of its Subsidiaries in and to Wholly-Owned Subsidiaries; (ii) investments in commercial paper and loan participations maturing within 270 days from the date of acquisition thereof having, at such date of acquisition, a rating of A-1 or P-1 or better from Standard & Poor’s Corporation, Moody’s Investors Service, Inc. or by another nationally recognized credit rating agency; (iii) direct obligations of, or obligations the principal of or interest on which are unconditionally guaranteed by the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) (or by any other foreign government of equal or better credit quality), in each case maturing within one year from the date of acquisition thereof; (iv) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has (x) a combined capital and surplus and undivided profits of not less than $100,000,000 or (y) assets of not less than $1,000,000,000; (v) fully collateralized repurchase agreements, having terms of less than 90 days, for government obligations of the type specified in (iii) above with a commercial bank or trust company meeting the requirements of (iv) above; and (vi) investments in addition to those permitted by clauses (i) through (v), including acquisitions of the assets or stock or other securities of any Person, provided, however, that the amount paid for any acquisition of the assets or stock or other securities of any one Person and its affiliates and subsidiaries shall not exceed $30,000,000 and the aggregate amount paid for any such acquisitions from all Persons on or after the Effective Date shall not exceed $125,000,000, and any acquisitions not satisfying all of the requirements of this proviso shall be deemed, in their entirety, not to be Permitted Loans and Investments.

                                “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

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                                “Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Co-Issuers or any ERISA Affiliate.

                                “Pledge Agreement” shall have the meaning specified in paragraph 3A(1).

                                “Pledgors” shall mean, collectively, the Obligors and each Subsidiary Guarantor.

                                “Preferred Stock” shall mean any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

                                “Priority Debt” means, as of any date, the sum (without duplication) of:

(i) all outstanding unsecured Indebtedness of any Subsidiary of the Parent, other than:

(a) unsecured Indebtedness of such Subsidiary owing solely to the Parent or any Wholly-Owned Subsidiary of the Parent,

(b) unsecured Indebtedness of the Co-Issuers, and

(c) unsecured Indebtedness of any such Subsidiary in respect of Guarantees delivered pursuant to the Bank Credit Agreement; provided that such Subsidiary has executed the Subsidiary Guaranty on the Effective Date or in accordance with the terms of paragraph 5K;

(d) unsecured Indebtedness of such Subsidiary under this Agreement, the Subsidiary Guaranty or any other Transaction Document to which it is a party;

(ii) all Indebtedness of the Parent and its Subsidiaries secured by Liens, other than:

(a) secured Indebtedness outstanding under the Bank Credit Agreement or in respect of Guarantees delivered pursuant to the Bank Credit Agreement, so long as (x) the Shelf Notes are secured equally and ratably therewith by the same collateral securing such other Indebtedness pursuant to such documents, instruments and agreements as shall be required by the Required Holders (and such other Indebtedness shall not be secured by any other collateral of any kind), (y) the Bank Lenders are parties to the Intercreditor Agreement, which shall be in full force and effect and shall have been amended, if necessary, to apply to such collateral pursuant to an amendment reasonably satisfactory to the Required Holders, and (z) with respect to any such Guarantee, the Person that provided such Guarantee shall have also executed the Subsidiary Guaranty on the Effective Date or in accordance with the terms of paragraph 5K, and
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(b) secured Indebtedness outstanding under any other document, instrument or agreement so long as (w) the Shelf Notes are secured equally and ratably therewith by the same collateral securing such other Indebtedness pursuant to such documents, instruments and agreements as shall be required by the Required Holders (and such other Indebtedness shall not be secured by any other collateral of any kind), (x) the holder of such other Indebtedness shall have become a party to the Intercreditor Agreement pursuant to a joinder agreement in form and substance satisfactory to the Required Holders and the Intercreditor Agreement shall have been amended, if necessary, to apply to such collateral pursuant to an amendment reasonably satisfactory to the Required Holders, (y) the holders of the Shelf Notes shall have received evidence reasonably satisfactory to each of them that the Shelf Notes are so secured (which evidence may be an opinion from counsel reasonably satisfactory to such holder or other evidence, so long as such opinion or other evidence is reasonably satisfactory to each such holder), and (z) no Default or Event of Default shall have occurred and be continuing at the time such other document, instrument or agreement is entered into; and

(c) secured Indebtedness of the Parent under the Parent Guaranty or any other Transaction Document to which it is a party, and secured Indebtedness of any Subsidiary of the Parent under this Agreement, the Subsidiary Guaranty or any other Transaction Document to which it is a party; and

(iii) the greater of the liquidation preference of, or the amount payable upon the mandatory redemption of, all issued and outstanding Preferred Stock of Subsidiaries of the Parent.

Notwithstanding the foregoing, the undrawn amount of any letters of credit issued pursuant to the terms of the Bank Credit Agreement shall not constitute Indebtedness of the Parent or any of its Subsidiaries for purposes of determining Priority Debt.

                                “Pro Forma Basis” shall mean, for the determinations of “EBITDA”, “Consolidated Indebtedness”, “Capital Expenditures” and “Interest Charges” for any period of four consecutive fiscal quarters of the Parent for purposes of calculating the Leverage Ratio and the Minimum Debt Service Ratio, that such determinations shall be made on the assumptions that (a) each Wholly-Owned Subsidiary that was acquired by a Credit Party during such period from a Person that was not an Affiliate of a Credit Party and each disposition during such period of any Person that ceases to be a Wholly-Owned Subsidiary upon such disposition, occurred on the first day of such period, and (b) all Indebtedness incurred or paid (or to be incurred or paid) by all such Persons in connection with all such transactions (x) was incurred or paid on the first day of such period, as the case may be, and (y) if incurred, was outstanding in full at all times during such period and had in effect at all times during such period (or any portion of such period during which such Debt was not actually outstanding) an interest rate equal to the interest rate in effect on the date of the actual incurrence thereof (regardless of whether such interest rate is a

51

floating rate or would otherwise change over time by reference to a formula or for any other reason).

                                “Prudential” shall have the meaning specified in the introduction hereto.

                                “Prudential Affiliate” shall mean (i) any corporation or other entity controlling, controlled by, or under common control with, Prudential and (ii) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (i) of this definition. For purposes of this definition, the terms “control”, “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other Person’s Voting Stock or equivalent voting securities or interests.

“Purchasers” shall have the meaning specified in the introduction hereto.

                                “PTE” shall have the meaning specified in paragraph 9B(i).

                                “QPAM Exemption” shall have the meaning specified in paragraph 9B(iv).

                                “Request for Purchase” shall have the meaning specified in paragraph 2C.

                                “Required Holder(s)” shall mean the holder or holders of at least 66 2/3% of the aggregate principal amount of the Shelf Notes or of a Series of Shelf Notes, as the context may require, from time to time outstanding and, if no Shelf Notes are outstanding, shall mean Prudential.

                                “Rescheduled Closing Day” shall have the meaning specified in paragraph 2G.

                                “Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of any Co-Issuer or the Parent, general counsel of any Co-Issuer or the Parent or any other officer of any Co-Issuer or the Parent, as the context requires, involved principally in its financial administration or its controllership function.

                                “Restricted Assets” shall mean “inventory” or “accounts” or any “proceeds” thereof, as such terms are defined in Section 9-102 of the Uniform Commercial Code as in effect in the State of New York from time to time.

                                “Restricted Payment” shall mean: (i) any Distribution in respect of a Credit Party or any Subsidiary of a Credit Party (other than on account of capital stock or other equity interests of a Subsidiary of a Credit Party owned legally and beneficially by such Credit Party or another Subsidiary of such Credit Party), including any Distribution resulting in the acquisition by a Credit Party of securities which would constitute treasury stock, and (ii) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct, or indirect, by a Credit Party or any Subsidiary thereof, on account of, or in respect of, the principal of any Subordinated Debt (or any installment thereof) prior to the regularly scheduled maturity date thereof (as in

52

effect on the date such Subordinated Debt was originally incurred) other than in respect of Subordinated Debt of one Credit Party to another Credit Party provided that no Event of Default exists or would exist after such prepayment.

                                For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (x) the Fair Market Value of such property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

                                “Securities Act” shall mean the Securities Act of 1933, as amended.

                                “Security Trustee” shall mean JPMorgan Chase Bank, N.A., in its capacity as security trustee for the holders of the Shelf Notes.

                                “Series” shall have the meaning specified in paragraph 1A.

                                “Shelf Note(s)” shall have the meaning specified in paragraph 1A.

                                “Significant Holder” shall mean (i) Prudential, so long as Prudential or any Prudential Affiliate shall hold (or be committed under this Agreement to purchase) any Shelf Note, or (ii) any other holder of at least 10% of the aggregate principal amount of the Shelf Notes of any Series from time to time outstanding.

                                “Source” shall have the meaning specified in paragraph 9B.

                                “Subordinated Debt” shall mean any Indebtedness that is in any manner subordinated in right of payment or security in any respect to the Shelf Notes.

                                “Subordination Agreement” shall have the meaning specified in paragraph 3A(1).

                                “Subsidiary” shall mean, with respect to any Person (the “parent entity”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent entity in the parent entity’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent entity, or (b) that is, as of such date, otherwise controlled by the parent entity or one or more subsidiaries of the parent entity or by the parent entity and one or more subsidiaries of the parent entity. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Parent.

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                                “Subsidiary Guaranty” shall have the meaning specified in paragraph 3A(1).

                                “Subsidiary Guarantor” shall mean (a) each of the Subsidiaries of the Obligors listed on Schedule 3A(1), and (b) each Person that hereafter becomes a party to the Subsidiary Guaranty pursuant to the requirements of paragraph 5K.

                                “Succession Plan” shall have the meaning specified in paragraph 5O.

                                “Successor Corporation” shall have the meaning specified in paragraph 6B.

                                “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                                “Transaction Documents” shall mean, collectively, this Agreement, the Shelf Notes, the Pledge Agreement, the Subordination Agreement, the Subsidiary Guaranty and the Intercreditor Agreement, and any and all other agreements, documents, certificates and instruments from time to time executed or delivered in connection therewith or related thereto.

                                “Transfer” shall have the meaning specified in paragraph 6H.

                                “Transferee” shall mean any direct or indirect transferee of all or any part of any Shelf Note purchased by any Purchaser under this Agreement.

                                “Trust Agreement” shall have the meaning specified in paragraph 3A(1).

                                “USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as may be amended from time to time.

                                “Voting Stock” shall mean, with respect to any Person, any shares of stock (or similar equity interests) of such Person whose holders are entitled under ordinary circumstances to vote for the election of directors (or members of a similar body that has management authority of such Person) of such Person (irrespective of whether at the time stock (or similar equity interests) of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                                “Wholly-Owned Subsidiary” shall mean, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Obligors and the Obligors’ other Wholly-Owned Subsidiaries at such time.

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                                “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                                10C.        Accounting Principles, Terms and Determinations.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Co-Issuers notify Prudential that the Co-Issuers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Prudential notifies the Co-Issuers that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                11.           PARENT GUARANTY.

                The Parent acknowledges its unconditional and irrevocable guarantee, made as of the Effective Date, in favor of Prudential and each holder of any Shelf Notes at any time outstanding, of the due and punctual payment of the principal of, Yield-Maintenance Amount (if any) and interest on said Shelf Notes and any other amounts owing by the Co-Issuers hereunder, all as more particularly set forth in the Parent Guaranty.

                12.           CONFIDENTIALITY.

                For the purposes of this paragraph 12, “Confidential Information” means information delivered to Prudential or any Purchaser by or on behalf of any Credit Party or any of its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by Prudential or such Purchaser as being confidential information of such Credit Party or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to Prudential or such Purchaser, as the case may be, prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by Prudential or such Purchaser or any person acting on their behalf, (c) otherwise becomes known to Prudential or such Purchaser other than through disclosure by any Credit Party or any of its Subsidiaries or (d) constitutes financial statements delivered to Prudential or such Purchaser under paragraph 5A that are otherwise publicly available. Prudential and each Purchaser will maintain the confidentiality of such Confidential Information received by it in accordance with procedures adopted by Prudential or such Purchaser, as the case may be, in good faith to protect confidential information of third parties delivered to it, provided that Prudential or such Purchaser, as the case may be, may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Shelf

55

Notes or this Agreement), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this paragraph 12, (iii) any other holder of any Shelf Note, (iv) any Institutional Investor to which it sells or offers to sell such Shelf Note or any part thereof or any participation therein (if such Institutional Investor has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 12), (v) any Person from which it offers to purchase any security of the Parent or of any Co-Issuer (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 12), (vi) any federal or state regulatory authority having jurisdiction over Prudential or such Purchaser, as the case may be, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about Prudential’s or such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to Prudential or such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which Prudential or such Purchaser is a party, or (z) if an Event of Default has occurred and is continuing, to the extent Prudential or such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of its rights and remedies under the Shelf Notes and this Agreement. Each holder of a Shelf Note, by its acceptance of a Shelf Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 12 as though it were a party to this Agreement. On reasonable request by the Co-Issuers in connection with the delivery to any holder of a Shelf Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Co-Issuers embodying the provisions of this paragraph 12.

                13.           MISCELLANEOUS.

                                13A.        Shelf Note Payments.   The Co-Issuers agree that, so long as any Purchaser shall hold any Shelf Note, they will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Shelf Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 2:00 p.m., New York City local time, on the date due) to (i) the account or accounts of such Purchaser specified in the Confirmation of Acceptance with respect to such Shelf Note in the case of any Shelf Note or (ii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Shelf Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Shelf Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Co-Issuers agree to afford the benefits of this paragraph 13A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 13A.

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                                13B.        Expenses.  The Co-Issuers agree, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the fees and expenses of any special counsel engaged by Prudential or any Purchaser or any Transferee in connection with this Agreement and the other Transaction Documents, the transactions contemplated hereby and any subsequent proposed modification of, or proposed consent under, this Agreement or the other Transaction Documents, whether or not such proposed modification shall be effected or proposed consent granted, and (ii) the costs and expenses, including attorneys’ fees, incurred by Prudential or any Purchaser or any Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement, the Shelf Notes or the other Transaction Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby or by reason of Prudential, any Purchaser or any Transferee having acquired any Shelf Note, including, without limitation, costs and expenses incurred in any workout, restructuring or bankruptcy case. The obligations of the Co-Issuers under this paragraph 13B shall survive the transfer of any Shelf Note or portion thereof or interest therein by Prudential, any Purchaser or any Transferee and the payment of any Shelf Note.

                                13C.        Consent to Amendments.  This Agreement may be amended, and any Credit Party or Subsidiary thereof may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Co-Issuers shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of all Shelf Notes except that, (i) with the written consent of the holders of all Shelf Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Shelf Notes of all Series, at the time outstanding (and not without such written consents), the Shelf Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Shelf Notes of such Series, (ii) without the written consent of the holder or holders of all Shelf Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 13C insofar as such provisions relate to proportions of the principal amount of the Shelf Notes of any Series, or the rights of any individual holder of Shelf Notes, required with respect to any declaration of Shelf Notes to be due and payable or with respect to any consent, amendment, waiver or declaration which would affect such provisions in the manner described in this clause (ii), (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Shelf Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of

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such Series or the terms and provisions of such Accepted Notes. Each holder of any Shelf Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 13C, whether or not such Shelf Note shall have been marked to indicate such consent, but any Shelf Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between any of the Credit Parties and the holder of any Shelf Note nor any delay in exercising any rights hereunder or under any Shelf Note shall operate as a waiver of any rights of any holder of such Shelf Note. As used herein and in the Shelf Notes, the term “this Agreement” and references thereto shall mean this Agreement (including, without limitation, all Schedules and Exhibits attached hereto) as it may from time to time be amended or supplemented.

                                13D.        Form, Registration, Transfer and Exchange of Shelf Notes; Lost Shelf Notes.  The Shelf Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000. The Co-Issuers shall keep at their principal offices a register in which the Co-Issuers shall provide for the registration of Shelf Notes and of transfers of Shelf Notes. Upon surrender for registration of transfer of any Shelf Note at the principal offices of the Co-Issuers, the Co-Issuers shall, at their expense, execute and deliver one or more new Shelf Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Shelf Note, such Shelf Note may be exchanged for other Shelf Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Shelf Note to be exchanged at the principal offices of the Co-Issuers. Whenever any Shelf Notes are so surrendered for exchange, the Co-Issuers shall, at their expense, execute and deliver the Shelf Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Shelf Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Shelf Note as the installment of principal payable on such date on the Shelf Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Shelf Note. No reference need be made in any such new Shelf Note to any installment or installments of principal previously due and paid upon the Shelf Note surrendered for registration of transfer or exchange. Every Shelf Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Shelf Note or such holder’s attorney duly authorized in writing. Any Shelf Note or Shelf Notes issued in exchange for any Shelf Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Shelf Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Shelf Note of the loss, theft, destruction or mutilation of such Shelf Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Shelf Note, the Co-Issuers will make and deliver a new Shelf Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Shelf Note.

                                13E.        Persons Deemed Owners; Participations.  Prior to due presentment for registration of transfer, the Co-Issuers may treat the Person in whose name any Shelf Note is

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registered as the owner and holder of such Shelf Note for the purpose of receiving payment of principal of and interest on, and any Yield-Maintenance Amount payable with respect to, such Shelf Note and for all other purposes whatsoever, whether or not such Shelf Note shall be overdue, and the Co-Issuers shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Shelf Note may from time to time grant participations in all or any part of such Shelf Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

                                13F.        Survival of Representations and Warranties; Entire Agreement.  All representations and warranties contained herein or made in writing by or on behalf of any Obligor in connection herewith shall survive the execution and delivery of this Agreement, the Shelf Notes, the other Transaction Documents and each Confirmation of Acceptance, the transfer by any Purchaser of any Shelf Note or portion thereof or interest therein and the payment of any Shelf Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement, the Shelf Notes and the other Transaction Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

                                13G.        Successors and Assigns.  All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including any Transferee) whether so expressed or not.

                                13H.       Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

                                13I.         Notices.  All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser of any Shelf Note, addressed to it at such address as it shall have specified for such communications in the Purchaser Schedule attached to the applicable Confirmation of Acceptance or at such other address as any such Purchaser shall have specified to the Co-Issuers in writing, (ii) if to any other holder of any Shelf Note, addressed to it at such address as it shall have specified in writing to the Co-Issuers or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Shelf Note which shall have so specified an address to the Co-Issuers and (iii) if to any Obligor, addressed to it at 200 Mamaroneck Avenue, White Plains, New York 10601, Fax number (914) 428-4581, Attention: Leigh J. Abrams, provided, however, that any such communication to any Obligor may also, at the option of the Person sending such communication, be delivered by any other means either to such Obligor at their addressed specified above or to any Authorized Officer of such Obligor. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in

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paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a facsimile communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the facsimile terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other facsimile terminal as the party receiving the information shall have specified in writing to the party sending such information.

                                13J.        Payments Due on Non-Business Days.  Anything in this Agreement, the Shelf Notes or the other Transaction Documents to the contrary notwithstanding, any payment of principal of or interest on, or Yield-Maintenance Amount payable with respect to, any Shelf Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall not be included in the computation of the interest payable on such Business Day.

                                13K.       Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                                13L.        Descriptive Headings.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                                13M.      Satisfaction Requirement.  If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to Prudential, any Purchaser, to any holder of Shelf Notes or to the Required Holder(s), the determination of such satisfaction shall be made by Prudential, such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

                                13N.        Governing Law.   IN ACCORDANCE WITH THE PROVISIONS OF §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE OF LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

                                13O.       Severalty of Obligations. The sales of Shelf Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are

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several obligations.  No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Co-Issuers of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

                                13P.        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                                13Q.       Binding Agreement.  When this Agreement is executed and delivered by the Obligors and Prudential, it shall become a binding agreement between the Obligors and Prudential. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

                                13R.        Jury Waiver. THE OBLIGORS, PRUDENTIAL AND THE OTHER HOLDERS FROM TIME TO TIME OF THE SHELF NOTES AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR ANY DEALINGS BETWEEN OR AMONG THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE OBLIGORS, PRUDENTIAL, THE PURCHASERS AND EACH OF THE OTHER HOLDERS OF SHELF NOTES FROM TIME TO TIME EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE OBLIGORS, PRUDENTIAL, THE PURCHASERS AND EACH OF THE OTHER HOLDERS OF SHELF NOTES FROM TIME TO TIME FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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                                13S.        Personal Jurisdiction. To the fullest extent permitted by law, each of the Obligors irrevocably agrees that any legal action or proceeding with respect to this Agreement, the Shelf Notes, the other Transaction Documents or any of the agreements, documents or instruments delivered in connection herewith may be brought in the courts of the State of New York or the United States of America for the Southern District of New York as Prudential and the other holders from time to time of Shelf Notes (as applicable) may elect, and, by its execution and delivery hereof, each Obligor accepts and consents to, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and, to the fullest extent permitted by law, agrees that such jurisdiction shall be exclusive, unless waived by Prudential and the other holders from time to time of Shelf Notes (as applicable) in writing, with respect to any action or proceeding brought by the Obligors against Prudential, any Purchaser or any holder of Shelf Notes. Each of the Obligors hereby waives, to the full extent permitted by law, any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens.

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Very truly yours, KINRO, INC.

By: /s/ Fredric M. Zinn
———————————————————
Name: Fredric M. Zinn Title: Vice President

LIPPERT COMPONENTS, INC.

By: /s/ Fredric M. Zinn
———————————————————
Name: Fredric M. Zinn Title: Vice President

DREW INDUSTRIES INCORPORATED

By: /s/ Fredric M. Zinn
———————————————————
Name: Fredric M. Zinn Title: Executive Vice President and Chief Financial Officer

The foregoing Agreement is
hereby accepted as of the
date first above written.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:  /s/ Christopher Carey
        ——————————————————
              Name: Christopher Carey
              Title:   Vice President